UNITED STATES DISTRICT COURT
                          DISTRICT OF CONNECTICUT

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 UR ACQUISITION CORPORATION             :      CIVIL ACTION NO.
 and UNITED RENTALS, INC.                      399CV00625 (DJS)
                                        :
                     Plaintiffs,
                                        :
 V.
                                        :
 JAMES L. KIRK, RENTAL SERVICE                 JUNE 2, 1999
 CORPORATION and NATIONSRENT, INC.      :

                     Defendant.         :
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          RSC'S SURREPLY IN OPPOSITION TO URI'S MOTION TO DISMISS


                             TABLE OF CONTENTS


 I.   INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

 II.  URI OMITTED AND MISSTATED THE CONDITIONAL NATURE OF ITS
      OFFER AND FINANCING IN VIOLATION OF SECTION 14 . . . . . . . . . . . 3

 III. URI BURIES THE CONDITIONAL NATURE OF ITS FINANCING AND OFFER . . . . 7

 IV.  URI'S MISSTATEMENTS AND OMISSIONS ARE MATERIAL . . . . . . . . . .  10

 V.   CONCLUSION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


                                     I.


                                INTRODUCTION


      URI's argument in support of its motion to dismiss boils down to

 "nothing is perfect."  URI asks the Court not to carefully scrutinize its statements made in connection with the Offer.  URI also argues that if its initial statements were not entirely forthcoming, there is still no harm because URI's fifth amendment to the Offer provided the requisite disclosures.  This is hardly a compelling defense.


      RSC's counterclaim and supporting exhibits present a clear violation of Section 14.  First, URI announced its Offer through various press releases, public statements and advertisements that are designed to reach the largest number of investors.  In these announcements, URI promoted its

 Offer based on the fact that it is "all cash," "fully financed" and offers

 "certainty" with "no lingering doubt."  Although some conditions to the

 Offer were discussed in these announcements, financing was not.  In fact,

 URI's Summary Advertisement in the Wall Street Journal provided a seemingly comprehensive list of seven key conditions of the Offer, but financing was not one of them.  URI knew that these were the documents and disclosures that the investing public would actually read, and that it was unlikely that even a fraction of RSC stockholders would read URI's Tender Offer from cover to cover.


      While promoting its "all cash" Offer based on its "certainty," URI buried its cursory disclosures that the financing and the Offer generally were so conditional that URI had virtually unfettered discretion to proceed or not.  URI's Offer to Purchase listed the same key conditions from the

 Summary Advertisement on the first page (plus an additional condition),

 further confirming that these were the fundamental conditions to the Offer.

 The Introduction further discussed these same conditions of the Offer in greater detail.  There was no discussion about the financing condition there.  Instead, investors were referred to Section 14, which contains a single sentence concerning financing in its last section.  This single sentence did not clearly state that financing was conditional.

      If they knew what they were looking for at the start, investors might have had the persistence and fortitude to jump from the Introduction to

 Section 14, to the Exhibits, and back to Section 10, and they might have pieced together the conditional nature of URI's financing.  Simply put,

 this type of fragmentation and circumlocution is not appropriate given the emphasis that URI placed on the financing and certainty of the Offer in its promotions.  RSC had adequately alleged URI's conduct and has stated a viable claim.  URI has offered no reason for this Court to terminate RSC's claim as a matter of law.



                                     II.


           URI OMITTED AND MISSTATED THE CONDITIONAL NATURE OF ITS
               OFFER AND FINANCING IN VIOLATION OF SECTION 14

      Recognizing its obvious application here, URI strains to distinguish

 Chris-Craft Industries v. Piper Aircraft Corp., 480 F.2d 341, 365 (2d Cir.

 1973) by arguing that the "put" option in Chris-Craft was "unusual" and a

 "desperate" act, while the conditions to URI's Tender Offer and its financing are "customary."  (Reply, p. 3)  At the outset, it should be noted that this type of self-serving assertion of fact cannot support a motion to dismiss; rather, all factual presumptions must be made in favor of RSC's counterclaim.


      More fundamentally, URI's argument is contrary to the holding in

 Chris-Craft:


           "We agree with the district court's conclusion that the agreement was not a 'sham' and that the 'put' was a rational and logical part of the agreement. But Piper's failure to describe the put in its press release, or in its subsequent letter to shareholders, constituted a material omission in violation of section 14(e)."

 Id. at 365.  Here, URI not only omitted the required disclosure (or buried it in the back of its lengthy filing), but affirmatively represented in press interviews that its offer was "fully financed" and "all cash,"

 offering greater "certainty" to RSC's stockholders.


      URI's conclusory assertion that the conditions to its Tender Offer are customary is also illogical.  Far from "routine" as URI claims, the conditions of the Tender Offer are so extreme that the Offer is essentially illusory. For example, both URI's Tender Offer and its financing are conditioned on the absence of any litigation that might materially impact

 URI or RSC.  Section 14(a) states that the Offer is conditioned upon the absence of any actual or threatened litigation that might challenge or impede URI's Offer.  Apparently, this very case (as well as the action in

 Delaware state court) could trigger this condition and nullify the Offer.

 Of course, that is exclusively URI's decision.  The Offer states that whether a such a litigation exists (or a host of other conditions) is determined by URI, in its sole discretion.  In fact, URI's own conduct may give rise to one of the conditions that would nullify the Offer:


           "[URI may rescind the Offer] in the sole judgment of [URI] in any such case, and regardless of the circumstances (including any action or inaction by [URI]), giving rise to any such condition, makes it inadvisable to proceed with the Offer and or with such acceptance for payment or payment."

 (RSC Exh. 3, p. 30.)


      Concurrent with the announcement of its Offer, URI filed an action in

 Delaware, and two days later it filed this action; both of these actions relate to the Offer and virtually guaranteed that RSC or NationsRent would at least threaten a responsive action that would nullify the Offer.  As a result, the Offer was essentially conditional from minute one.  That is not customary.


      URI apparently thinks that "customary" and "standard" conditions are never actually satisfied.  The first deadline for the Offer (April 30)

 occurred nearly one month ago, and the conditions for the Offer and its financing have still not been satisfied.  URI's silence on this point speaks volumes.


      Next, URI tries to distinguish Chris-Craft's disapproval of Piper's press release because the list of conditions contained in it gave an appearance of exclusivity, but did not reveal the put option.  Id. at 365.

 URI argues that its list of conditions was expressly not exclusive, so

 Chris-Craft does not apply.  (Reply, p. 5.)  Again, URI ignores the express language of Chris-Craft:

           "The [press] release did reveal that the agreement was subject to the approval of the Piper and Grumman boards as well as other conditions. The published list of conditions [in Piper's press release] gave the appearance of being exclusive, thus solidifying the impression that the sale was all but formally completed."

 Id.


      URI's Summary Advertisement and Tender Offer are even worse than the press release struck down in Chris-Craft.  Here, URI displayed its list of conditions twice, in two separate documents, thereby giving an even stronger impression that that list was the exclusive list of conditions.


      URI also claims that its failure to include the financing condition in the list was justifiable because not every condition needs to be disclosed in summary materials.  This argument is specious.  First, including one more sentence in the Summary Advertisement or the first page of the Offer would not impose an onerous burden on URI.  More importantly, URI's decision not include the financing condition illustrates its intent to create an illusory offer that is at the very heart of RSC's claims.  URI promoted its Offer based on the fact that it was "all cash," "fully financed" and provided "certainty."  But when it is time to disclose the conditions of the Offer, financing is not important enough to make it on the list.  This classic "bait and switch" scheme is misleading investors.



                                    III.


                  URI BURIES THE CONDITIONAL NATURE OF ITS
                            FINANCING AND OFFER

      URI concedes that the Second Circuit has adopted the Buried Facts and

 Similar Emphasis Doctrines (Reply, p. 6), but nevertheless claims that it has not violated these restrictions.  The cases cited by URI do not support its argument.  Rather, they further establish that it is a violation of the securities laws to give important items "cavalier treatment."  Greenapple

 v. Detroit Edison Co., 616 F.2d 198, 210 (2d Cir. 1980).  URI's reliance on

 Greenapple is misplaced.  There, the Second Circuit addressed a motion for summary judgment (not a motion to dismiss) attacking plaintiff's Section 11 claim (plaintiff conceded there was no scienter) based on plaintiff's allegation that defendant's adherence to a government mandated accounting technique was misleading. Plaintiff argued that Edison's listing of a balancing accounting entry (the AFDC) as "other income" was misleading.

 The court held:


           "In preparation of the prospectus, Detroit Edison adhered to a government mandated accounting system, whose principles have long been recognized as appropriate to regulated industries. It made a fair disclosure of unsurpassed depth. It received the assistance of both the SEC and FPC and its discussion of AFDC was approved by those agencies. Under all the circumstances, we find that the prospectus was not materially misleading. . . ."

 Id. at 211 (emphasis added).


      Although the Second Circuit held that Edison's use of the government mandated accounting technique was not misleading, the court also stated

 that:


           "[T]he intended audience will be extremely broad, encompassing both sophisticated financial analysts and untutored lay persons. As the principal goal of the Securities Act is disclosure, close questions will generally be resolved in favor of the inclusion of information. . . .  The import of the information
           conveyed must be neither oversubtle nor overplayed, its meaning accurate, yet accessible."

 Id. at 210 (citations omitted). (1)


      URI's reply brief merely confirms that its earlier statements did not satisfy this standard.  While URI's Chairman and CEO touted its Offer as

 "all cash" and "fully financed," URI's 14D-1 buried the conditional nature of its financing and its Offer.  URI's reply brief tries to describe its disclosures in the best light possible, but in doing so it underscores the fragmented and circuitous nature of the inadequate disclosures.  (Reply, p.

 6.)  For example, URI claims that the Introduction to the Offer adequately disclosed the financing condition.  (Id.)  But the opposite is true.  The

 Summary Advertisement listed seven key conditions to the Offer.  Those seven (plus an additional one) are repeated in bold print on the first page of the Offer.  Then, the Introduction describes each of these eight conditions, again in bold print, in a six-page section describing the conditions of the Offer.

 -----------------------------
               (1) URI's reliance on I. Meyer Pincus & Assoc. v. Oppenheimer & Co., 936 F.2d 759 (2d Cir. 1991) is also misplaced. There, the plaintiff alleged that defendant's statement that closed-end stocks fre-quently trade at a "discount or a premium" to their value was misleading because it suggested that the stock traded at a premium. The court rejected plaintiff's claim, finding the statement to be accurate and cautious. Id. at 763. That case is clearly distinguishable from the present case. RSC is not alleging that a statement which clearly includes both positive and negative statements is merely disclosing the positive components and "buy-ing" the negative components. Unlike I. Meyer, URI initially promoted its Offer based on the fact that it was "all cash," "fully financed" and provided "certainty" and did not place equal emphasis on the conditions to those statements. If the defendant in
                    I. Meyer had first promoted its stock as likely to achieve a premium through repeated public state-ments, the court would no doubt have reached a different conclusion.



      Financing is not one of the conditions, nor its it described in bold print like the others.  Rather, at the very end, between two bold printed statements, there is a sentence that says the Offer is subject to other conditions described in Section 14, including financing.  It also says that these conditions may be waived by URI.  This a perfect example of a violation of the Buried Fact and similar Emphasis Doctrines.


      It does not end there.  Section 14 of the Offer describes ten more conditions to the Offer in a densely worded four page section.  At the very end, there is one sentence:


           "(j) Borrower shall not have received the financing for the Offer and the Proposed Merger pursuant to the Commitment Letter;"

 (RSC Exh. 3, p. 30.)  This sentence does not sufficiently emphasize this condition in proportion to the emphasis that URI gave in promoting the

 Offer as "all cash" and "fully financed."  Indeed, this single sentence does not reveal the conditional nature of the financing at all.  Instead, a more reasonable interpretation of this sentence in context is that this is merely a hypothetical possibility that might nullify the Offer.  URI does not reveal the truly conditional nature of the financing through this single cryptic sentence.  The Offer requires investors to jump from section to section and infer volumes of important information from cursory references. This is precisely the type of fragmentation and circumlocution that courts have repeatedly struck down. URI does not offer any reason to dismiss this claim as a matter of law.



                                     IV.


               URI'S MISSTATEMENTS AND OMISSIONS ARE MATERIAL


      URI ultimately argues that if it made omissions and misstatements concerning the conditional nature of its financing and Offer, that such wrongful acts were not material and therefore are not actionable.  (Reply,

 p. 8.)  URI's argument that the financing and conditional nature of the

 Offer are not material is incorrect.  Indeed, this argument is contrary to

 URI's own promotion of its Offer, which centered on the alleged financing and certainty of the Offer.


      The cases cited by URI do not support its argument.  In both MacFadden

 Holdings, Inc. v. JB Acquisition Corp., 802 F.2d 62 (2d Cir. 1986) and In

 re PHLCORP Sec. Litig., 700 F. Supp. 1265 (S.D.N.Y. 1988), the courts held that clear, prominent disclosures prohibited any reasonable investor from being misled.  In PHLCORP, the court dismissed plaintiffs' claim based on the directors' conflict of interest because "defendants prominently disclosed the conflicts of interest."  However, the court upheld plaintiffs' Section 14 claim based on defendant's failure to include appraisal information.  Even though the SEC historically did not require such information, the court held that:


           "In general, reliable information going to the financial condition of a company must be disclosed especially if the same material or equally valuable material is not otherwise available."

 Id. at 1272.  See also In re Hunter Environmental Services, Inc. Sec.

 Litig., 921 F. Supp. 914, 922 (D. Conn. 1996) (applying the higher standard of scrutiny under the Reform Act, the court held that the defendant made repeated disclosures in June, November and December 1992 which prevented any omission in an October 1992 press release from being material).


      In MacFadden, the court found that the defendant "consistently represented that the offer and withdrawal period would expire at a fixed time on a specific date."  Id. at 71.  In fact, defendant provided that information:

           "from the very inception of [the] offer. . . .  The
           statement . . . was printed on the cover of the June
           5th Offer in bold-faced, capital letters. . . .  [I]t
           again informed the shareholders . . . by printing the exact time and date . . . on the cover of the June 19th Supplement in bold-faced capital letters. Similarly, the press release referred only to a specific time and date."

 Id.


      In our case, URI did just the opposite.  URI's press releases and

 Summary Advertisement did not disclose the financing condition at all, and its later disclosures did not disclose the financing condition along with the other conditions, in bold-faced capital letters, but buried this condition through repeated short cross-references.  The information regarding URI's financing for the Offer was exclusively in URI's possession and would clearly affect a reasonable investor's decision concerning the

 Offer.  There was no alternative source or earlier disclosure for such information as in Hunter or PHLCORP.  Thus, URI's suggestion that its misstatements and omissions were not material is without merit.


      URI's argument that its fifth amendment to the Schedule 14D-1 corrects the false impression is also incorrect and illogical.  URI's fifth amendment does nothing more than attach the pleadings from this action that suggest the parties have a dispute.  URI does not provide any definitive information regarding the conditionality of its Offer or its financing.


      Not surprisingly, the cases cited by URI do not support its absurd assertion that it can omit and misstate material facts, but correct such omissions and misstatements by merely filing the parties' pleadings.  In

 Revlon, Inc. v. Pantry Pride, Inc., 621 F. Supp. 804, 812 (D. Del. 1985),

 Revlon claimed that Pantry Pride's July prospectus was unlawful and created potential liability for the company that should have been disclosed in

 Pantry Pride's later tender offer for Revlon.  The court held that Pantry

 Pride's disclosure of the dispute regarding its July prospectus was adequate, and an admission of guilt was not required where the underlying charge was disputed.  Id. at 812-813.


      Revlon supports the very rule stated in RSC's opposition.  If there is an underlying disputed claim, then the offeror need only disclose the existence of the claim. But Revlon does not support URI's position that it can remedy its defective Offer to Purchase, omitting and misstating material facts, by merely acknowledging a dispute.  Such a disclosure does not give the investor any useful information.  See also Abramson v.

 Nytronics, Inc., 312 F. Supp. 519, 524 (S.D.N.Y. 1970) (addressing a target corporation's duty to respond to a tender offer through a 14D-9, holding that the corporation's recommendations need not present "an exhaustive,

 dispassionate, and evenly balanced presentation of conflicting interpretations of the facts").


      As in Blanchette v. Providence & Worchester Co., 428 F. Supp. 347, 354

 (D. Del. 1977), URI's supplemental statement cannot correct an earlier inadequate disclosure unless it clearly identifies and "disavows" the misleading statement.  Any other rule would create an unworkable result where a tender offeror could conceal material facts, then after it is sued for issuing an unlawful offer, it could merely disclose the litigation.

 This type of disclosure is clearly contrary to the purpose of the securities laws to ensure reliable information that can assist the investor's decision.


      Far from "disavowing" its earlier misleading statements and correcting the deficiencies described in RSC's pleadings, URI's fifth amendment states that URI vigorously disputes the allegations in RSC's counterclaim.  Thus,

 an investor reading URI's fifth amendment is not any better informed about the conditional state of URI's financing and Offer.



                                     V.


                                 CONCLUSION


      For the foregoing reasons, URI's motion to dismiss should be denied.



                          DEFENDANT AND COUNTERCLAIMANT
                          RENTAL SERVICE CORPORATION


                          By:   /s/ Mark V. Connolly
                              ----------------------------------------
                               William H. Champlin III
                               CT04202
                               Mark V. Connolly
 OF COUNSEL                    CT05677
 Marc W. Rappel                TYLER COOPER & ALCORN, LLP
 James J. Farrell              CityPlace - 35th Floor
 LATHAM & WATKINS              Hartford, CT 06103-3488
 633 W. 5th Street,            (860) 725-6200
 Suite 4000                    Fax: (860) 278-3802
 Los Angeles, CA 90071         Its Attorneys
 (213) 485-1234



                               CERTIFICATION

      This is to certify that on June 2, 1999 I have served a copy of the foregoing by hand delivery upon the following counsel:

      Thomas J. Groark, Jr.
      Richard M. Reynolds
      Philip S. Wellman
      Robin L. Smith
      Day, Berry & Howard, LLP
      CityPlace I
      Hartford, CT 06103

 and served a copy via U.S. mail upon the following counsel and pro se parties of record by causing it to be mailed on this 2nd day of June, 1999 postage prepaid and properly addressed to:

      Joseph B. Frumkin
      William Sipes
      Sullivan & Cromwell
      125 Broad St.
      New York, NY 10004

      Jay B. Kasner
      Steven J. Kolleeny
      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, NY 10022

      Robert A. Izard
      Bradford S. Babbitt
      Robinson & Cole
      280 Trumbull Street
      Hartford, CT 06103-3597

                          /s/ Mark V. Connolly
                          -------------------------------
                          Mark V. Connolly